Exhibit 99.1

UNITED REFINING COMPANY REPORTS SECOND QUARTER

FISCAL 2009 OPERATING RESULTS

Warren, PA. April 20, 2009/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the second fiscal quarter and six month period ended February 28, 2009.

Effective for the fiscal reporting period ended February 28, 2009, the Company is changing its method of accounting for inventories during interim periods from adjusting the inventory LIFO reserve on an annual basis to adjusting the inventory LIFO reserve on a quarterly basis. Accordingly, the Company has reflected the change in accounting in the current quarter and retrospectively applied this policy to its previously issued financial statements for the three months ended November 30, 2008 and 2007; and for the three and six month periods ended February 29, 2008. The Company believes this change in accounting method better reflects interim results consistent with the annual LIFO calculation. This change is a non-cash accounting adjustment, does not impact cash flows and does not impact annual financial statements.

Net sales for the three months ended February 28, 2009 and February 29, 2008 were $434.8 million and $663.7 million, respectively. This was a decrease of $228.9 million or 34.5% over the prior year period. The decrease was primarily due to lower quarter to quarter retail and wholesale petroleum selling prices, reflecting the overall market decline in petroleum products, while volumes stayed relatively constant. Retail merchandise sales increased $3.0 million and although retail petroleum sales gallons increased 3.6 million gallons for the period, retail petroleum sales dollars decreased $103.3 million. Wholesale sales revenues decreased $128.6 million for the quarter ended February 28, 2009 compared to the comparable quarter of 2008. Although wholesale sales volume decreased slightly, the decrease in sales revenue was primarily due to a 35.3% decrease in wholesale average sales prices for all wholesale products.

Operating income for the second quarter ended February 28, 2009 increased $34.9 million from an operating loss of $30.7 million for the quarter ended February 29, 2008 to operating income of $4.2 million for the quarter ended February 28, 2009. Operating income for the six months ended February 28, 2009 increased $38.4 million from a loss of $19.1 million for the six months ended February 29, 2008 to operating income of $19.3 for the six months ended February 28, 2009.

Net loss for the second quarter ended February 28, 2009 decreased $19.8 million from a net loss of $22.9 million for the quarter ended February 29, 2008 to net loss of $3.1 million for the quarter ended February 28, 2009. Net loss for the six months ended February 28, 2009 decreased $19.8 from a net loss of $19.8 million for the six months ended February 29, 2008 to net income of twelve thousand dollars for the six month ended February 28, 2009.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the three months ended February 28, 2009 increased $33.9 million to $9.7 million compared to a negative $24.2 million for the three months ended February 29, 2008. EBITDA increased $35.0 million for the six months ended February 28, 2009 to $30.6 million from a negative $4.4 million for the six months ended February 29, 2008.

United Refining Company uses the term EBITDA or Earnings Before Interest, Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted

Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to Net Income in Footnote (1) in the table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	February 28 and February 29,		February 28 and February 29,
	2009	2008*	2009	2008*
Net Sales	$434,809	$663,718	$1,205,280	$1,357,286
Operating Income (Loss)	$4,232	$(30,730)	$19,263	$(19,107)
Net Income (Loss)	$(3,147)	$(22,905)	$(12)	$(19,789)
Income Tax Expense (Benefit)	$(2,351)	$(15,916)	$(9)	$(13,750)
EBITDA (1)	$9,672	$(24,181)	$30,599	$(4,418)

(1)	EBITDA Reconciliation:

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	February 28 and February 29,		February 28 and February 29,
	2009	2008*	2009	2008*
Net Income (Loss)	$(3,147)	$(22,905)	$(12)	$(19,789)
Interest Expense	9,120	9,226	18,532	18,329
Income Tax Expense (Benefit)	(2,351)	(15,916)	(9)	(13,750)
Depreciation	5,856	5,221	11,701	10,405
Amortization	194	193	387	387

EBITDA	$9,672	$(24,181)	$30,599	$(4,418)

*	As noted above, during the second quarter of fiscal year 2009 the company changed its method of accounting for inventories at interim periods and applied such change retrospectively.

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 369 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.